CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our reports dated April 19, 2006, with respect to (i) the balance sheets of AABB, Inc. as of December 31, 2005 and December 31, 2004 and the related statements of operations, shareholder’s equity, and cash flows for the years then ended, and (ii) the balance sheets of Genesis Land Development, LLC as of December 31, 2005 and December 31, 2004 and the related statements of operations, shareholder’s equity, and cash flows for the years then ended, which reports appear in the Form SB-2 Registration Statement for Genesis Holdings, Inc. to be filed on or about September 5, 2006.

/s/ Weaver & Martin, LLC
Weaver & Martin, LLC
Kansas City, Missouri
September 5, 2006